Exhibit 99.2

SUPPLEMENTAL BUSINESS INFORMATION (Unaudited)
THIRD QUARTER FISCAL 2007

The following discussion of our results includes information on our reportable segment sales and operating profit before taxes (“PBT”). We use segment PBT to measure our consolidated operating results and to assess segment performance. When explaining the changes in our PBT period on period, we use several terms. The term “fixed costs” means fixed manufacturing costs, including utilities. The term “inventory related charges” means differences attributable to items such as (i) inventory obsolescence and valuation reserves;  (ii) utilization variances; and (iii) other increases or decreases in costs associated with the production of inventory. The term “product mix” refers to the various types and grades, or “mix”, of products sold by a particular business or product line during the quarter, and the positive or negative impact of that mix on the variable margin and profitability of the business or product line.

Business Segment Detail—Revenue

Sales variance for the Carbon Black Business between the third quarter of 2007 and the third quarter of 2006 was driven by positive foreign currency translation ($18 million) and higher volumes ($11 million) partially offset by lower pricing ($27 million). Additionally, we experienced $11 million of revenue related to a subsidiary’s transportation of feedstock for third parties in the third quarter of 2006 that did not recur in the same period of 2007.  Sales variance for the Carbon Black Business between the third quarter of 2007 and the second quarter of 2007 was driven by higher volumes ($13 million), and positive foreign currency translation ($8 million), partially offset by lower pricing ($12 million).

Sales variance for the Metal Oxides Business between the third quarter of 2007 and the third quarter of 2006 was driven by positive foreign currency translation ($2 million) and higher volumes ($1 million),  partially offset by an unfavorable product mix ($1 million).  Sales variance for the Metal Oxides Business between the third quarter of 2007 and the second quarter of 2007 was driven primarily by favorable price/mix ($1 million), offset by lower volumes ($2 million).

Sales variance for the Supermetals Business between the third quarter of 2007 and the third quarter of 2006 was driven by lower volumes ($18 million) and lower pricing and unfavorable product mix ($2 million).  Sales variance for the Supermetals Business between the third quarter of 2007 and the second quarter of 2007 was driven by lower volumes ($4 million) and an unfavorable product mix ($1 million).

Business Segment Detail—Profit Before Taxes (PBT)

PBT variance for the Carbon Black Business between the third quarter of 2007 and the third quarter of 2006 was driven by lower raw material costs ($24 million), the favorable impact of inventory related charges ($8 million), lower selling, technical and administrative expenses ($3 million) and higher volumes ($3 million), partially offset by lower pricing, principally as a result of the feedstock related pricing mechanism in our contracts ($27 million) and higher fixed costs principally associated with new capacity ($8 million). PBT variance for the Carbon Black Business between the third quarter of 2007 and the second quarter of 2007 was driven by higher raw material costs ($20 million), lower pricing, principally as a result of the feedstock related pricing mechanism in our contracts ($8 million), higher costs associated with the timing of certain business expenses ($4 million) and inventory related charges ($2 million), partially offset by higher volumes ($5 million).

Variability in carbon black feedstock costs significantly impacts results for both the Carbon Black Business segment and the Company as a whole on a quarterly basis. The below detail is provided to assist in better understanding the approximate magnitude, in millions of dollars, of the combined impact of the time lag of our feedstock related pricing adjustments on our contracted rubber blacks business and the immediate recognition of feedstock costs in North America.

	Fiscal Year 2005	Fiscal Year 2006	Fiscal Year 2007
Quarter 1	(3)	(11)	13
Quarter 2	4	1	5
Quarter 3	(15)	(7)	(16)
Quarter 4	(19)	10
Full year impact	(33)	(7)

PBT variance for the Metal Oxides Business between the third quarter of 2007 and the third quarter of 2006 was driven primarily by lower raw material costs ($2 million). PBT variance for the Metal Oxides Business between the third quarter of 2007 and the second quarter of 2007 was driven by lower volumes ($1 million), higher fixed costs of new capacity ($1 million), inventory related charges ($1 million) and the absence of non-recurring payments received in the second quarter of 2007 ($1 million), partially offset by favorable product mix ($1 million), lower raw material costs ($1 million) and lower selling technical and administrative expenses ($1 million).

PBT variance for the Supermetals Business between the third quarter of 2007 and the third quarter of 2006 was driven by lower volumes ($5 million), higher average ore costs ($3 million) and lower pricing and unfavorable product mix ($2 million), partially offset by lower fixed manufacturing costs ($1 million). PBT variance for the Supermetals Business between the third quarter of 2007 and the second quarter of 2007 was driven by lower fixed manufacturing costs ($3 million) and lower selling technical and administrative expenses ($1 million), partially offset by lower volumes ($2 million) and an unfavorable product mix ($1 million).

Rubber Blacks Regional Volume Detail

Region	Third quarter 2007 vs Third quarter 2006	Third quarter 2007 vs Second quarter 2007
North America	(4%)	1%
South America	(1%)	3%
Europe	1%	(4%)
Asia Pacific	5%	6%
China	23%	10%

Capital Expenditures—Cabot invested approximately $35 million in capital expenditures during the third quarter of 2007 compared to $43 million in the third quarter of 2006.

Open Market Share Repurchases—During the quarter, the Company repurchased 467,500 shares on the open market representing a cash cost of approximately $22.3 million, $5 million of which settled during the fourth quarter of 2007 and is not reflected in the cash balance at June 30, 2007. During the third quarter of 2007, the Board of Directors authorized the repurchase of up to 5 million shares of the Company’s common stock replacing the then existing Board of Directors’ authorization under which approximately 1.5 million shares remained available for repurchase. Approximately 4.5 million shares remain available for repurchase under this current Board of Directors’ authorization.

Working Capital—Working capital increased by $9 million on a constant dollar basis ($24 million at actual exchange rates) through the third quarter of 2007 driven by an increase in receivables and inventories, partially offset by an increase in payables and accruals.  The increase in inventories is principally in the carbon black product lines and results from a rise in feedstock levels from low September quantities and a slight increase in finished product inventory levels necessary to cover increased sales.

Effective Tax Rate—The Company’s effective tax rate for net income from continuing operations was 31% for the third quarter of 2007.